SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549






                                  SCHEDULE 13G


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                             On Command Corporation
                                (Name of Issuer)



                          Common Stock, par value $.01
                         (Title of Class of Securities)



                                    682160106
                                 (CUSIP Number)









                                Page 1 of 9 Pages


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                                                                    SCHEDULE 13G
CUSIP No. 682160106                                           Page 2 of  9 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Gary L Wilson

--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [ ]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      1,810,000
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       None
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         1,810,000
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH

--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                               1,810,000

--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                5.7%

--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
                  IN
--------------------------------------------------------------------------------

                                                                    SCHEDULE 13G

CUSIP No. 682160106                                           Page 3 of  9 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Alfred Boyer

--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [ ]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      905,000
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       None
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         905,000
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH

--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                               905,000

--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                2.9%

--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
                  IN
--------------------------------------------------------------------------------

                                                   Schedule 13G

ITEM 1(A).  NAME OF ISSUER:

             On Command Corporation

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             3301 Olcott Street, Santa Clara, California  95054

ITEM 2(A).  NAME OF PERSON FILING:

             Gary L. Wilson
             Alfred Boyer

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             c/o Gary Wilson Partners, 9665 Wilshire Boulevard,
             Suite 200, Beverly Hills, California  90212

ITEM 2(C).  CITIZENSHIP:

             United States

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

             Common Stock, $.01 par value (the "Common Stock")

ITEM 2(E).  CUSIP NUMBER:

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

             [              ] Not applicable

ITEM 4.      OWNERSHIP.

          Gary L. Wilson:

          (a)  Amount beneficially owned:  1,810,000 shares of Common Stock /1/

          (b)  percent of class:   5.7%

             (c)  Number of shares as to which such person has:

               (i) Sole power to vote or to direct the vote: 1,810,000 shares of Common Stock

               (ii) Shared power to vote or to direct the vote: None

             (iii)  Sole  power to  dispose  or to direct  the  disposition  of:
                    1,810,000 shares of Common Stock

               (iv) Shared  power to dispose or to direct the  disposition  of :
                    None

------------
             /1/ Consists of Warrants to acquire Common Stock

             Alfred Boyer:

             (a)  Amount beneficially owned:  905,000 shares of Common Stock /1/

             (b)  percent of class:   2.9%

             (c)  Number of shares as to which such person has:

               (i) Sole power to vote or to direct the vote: 905,000 shares of Common Stock

              (ii)  Shared power to vote or to direct the vote: None

             (iii)  Sole  power to  dispose  or to direct  the  disposition  of:
                    905,000 shares of Common Stock

              (iv)  Shared  power to dispose or to direct the  disposition  of :
                    None

------------
             /1/ Consists of Warrants to acquire Common Stock

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             Not applicable

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

             Not applicable

ITEM 10. CERTIFICATION.

             Not applicable

                                    SIGNATURE


             After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Date:  February 19, 1997

                                                      /s/ Gary L. Wilson
                                                      ------------------
                                                      Gary L. Wilson

                                    SIGNATURE


         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Date:  February 19, 1997


                                                      /s/ Alfred Boyer
                                                      ----------------
                                                       Alfred Boyer

                                    EXHIBIT 1

                            AGREEMENT OF JOINT FILING


         Pursuant to Rule 13d-1(f) promulgated under the Securities Exchange Act of 1934, the undersigned persons hereby agree to file with the Securities and Exchange Commission the Statement on Schedule 13D (the "Statement") to which this Agreement is attached as an exhibit, and agree that such Statement, as so filed, is filed on behalf of each of them.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of February 19, 1997.

                                                      /s/ Gary L. Wilson
                                                      ------------------
                                                       Gary L. Wilson


                                                      /s/ Alfred Boyer
                                                      ----------------
                                                       Alfred Boyer